Exhibit 23

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

United Bancshares, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-106929) on Form S-8 of United Bancshares, Inc. of our report dated March 18, 2015, relating to the consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, which report is incorporated by reference in the December 31, 2014 Annual Report on Form 10-K of United Bancshares, Inc.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio

March 18, 2015